Exhibit 10.1

Notice of Grant of Restricted Stock Award, Performance-based Equity Award, and Performance-based Cash Award
Name Address City, State Zip

Subject to the terms and conditions of the 2017 Equity Incentive Plan and the Farmers National Banc Corp. Long-Term Incentive Plan (the “Plans”) and the accompanying Restricted Stock Award Agreement, Performance-based Equity Award Agreement, and Performance-based Cash Award Agreement (the “Award Agreements”), you have been granted Shares of Restricted Stock, Performance-based Shares, and a Performance-based Cash Award (collectively, the “Awards”) as follows:

Grant Date:	February , 2022
Number of Shares:	Your Awards consist of the following: Shares of Restricted Stock [1] Performance-based Shares [2] $ __Target Performance-based Cash [3]
Vesting Schedule:	Your Awards of Shares of Restricted Stock, Performance-based Shares, and Performance-based Cash will be subject to vesting on February , 2025 (Normal Vesting Date).
Settlement:	Your Awards will be settled in Shares or Cash, depending on the Award, as described in the respective Award Agreements.

This Notice of Grant and the accompanying Award Agreements describe your Awards and the terms and conditions of your Awards.  To ensure you fully understand these terms and conditions, you should:

•	Read the Plan carefully to ensure you understand how the Plans work; and
•	Read this Notice of Grant and corresponding Award Agreement carefully to ensure you understand the nature of your Award and what you must do to earn it.

You may contact Mark Nicastro by telephone (330-533-5025) or email (mnicastro@farmersbankgroup.com) if you have any questions about your Award or Award Agreement.

[1]

Number of Shares of Restricted Stock were determined by multiplying $____ (the dollar amount used to determine your total target Awards) by .25, and dividing the result by $____ (the average reported closing price of a Share during the 30-day period ending on the last trading day prior to the Grant Date). The resulting number of Shares were rounded to the nearest whole Share.

[2]

Number of Performance-based Shares were determined by multiplying $____ by .5, dividing the result by $___ (to determine the target number of Performance-based Shares), and multiplying the result by 2 (to determine the maximum number of Performance-based Shares). The resulting number of Performance-based Shares were rounded to the nearest whole Share.

[3]	Your target Performance-based Cash Award was determined by multiplying $____ by .25.